Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 29, 2021, with respect to the consolidated financial statements of OptaSense Holdings Limited and its subsidiaries for the years ended March 31, 2020 and 2019 included in the Current Report on Form 8-K/A of Luna Innovations Incorporated dated June 29, 2021.

We consent to the incorporation by reference of said report in the Registration Statements of Luna Innovations Incorporated on Form S-3 (File No. 333-191809), on Form S-4 (File No. 333-201956) and on Forms S-8 (File No. 333-211802, File No. 333-204435, File No. 333-138745 and File No 333-239362).

/s/ GRANT THORNTON LLP

Arlington, Virginia
June 29, 2021